Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, without par value, of FEC Resources, Inc. and that this Joint Filing Agreement be included as an exhibit to such statement. This Joint Filing Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of October 1, 2010.

PHILEX MINING CORPORATION

By: /s/ Jose Ernesto C. Villaluna, Jr.
Name: Jose Ernesto C. Villaluna, Jr.
Title: President and Chief Operating Officer

PHILEX PETROLEUM CORPORATION

By: /s/ Renato N. Migriño
Name: Renato N. Migriño
Title: Treasurer